#101302126v8 Rent the Runway, Inc. Non-Employee Director Compensation Program Adopted December 16, 2025 This Non-Employee Director Compensation Program (this “Program”) has been adopted under the Second Amended and Restated 2021 Incentive Award Plan (or any successor plan, the “Plan”) of Rent the Runway, Inc. (the “Company”) and is effective as of October 28, 2025 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan. Cash Compensation Annual cash retainers will be paid in the following amounts: Board Service Each Non-Employee Director: $75,000 Committee Service Audit Committee Chair: $25,000 There are no additional fees for service as a non-Chair member of the Audit Committee. All annual cash retainers will be paid quarterly in arrears within 30 days following the end of the applicable fiscal quarter; however, the first payment under this Program will be made within 30 days of the adoption date for the third fiscal quarter of 2025. If a Non-Employee Director does not serve as a Non-Employee Director or as the Audit Committee Chair for the entirety of any fiscal quarter, such Non-Employee Director’s retainer shall be prorated for the portion of the fiscal quarter that the Non-Employee Director served in the relevant role(s). Equity Compensation On the date of the Board’s adoption of this Program, each Non-Employee Director who is serving on the Board on such date will automatically be granted an award of restricted stock units (“RSUs”) denominated in Class A common shares (“Class A Common Shares”) of the Company (the “Initial RSU Award”). The Initial RSU Award will have an aggregate Fair Market Value (determined as of the Effective Date) of $120,000 multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date up to but not including July 8, 2026 (which is the first anniversary of the 2025 annual meeting of the Company’s stockholder (the “Annual Meeting”)), and the denominator of which is 365. The Initial RSU Award will vest in full, and the underlying shares will be issued, as of the earlier of (i) July 8, 2026 or (ii) immediately before the 2026 Annual Meeting, subject to the Non-Employee Director continuing in service on the Board through such vesting date. For purposes of this Program, “Fair Market Value” shall mean the average closing price of a Class A Common Share as listed on Nasdaq (rounded to the nearest hundredth) on the 30 trading days immediately preceding and including the grant date.

#101302126v8 The vesting of an Annual RSU Award will cease upon a Non-Employee Director’s termination of service on the Board. Reimbursements The Company will reimburse Non-Employee Directors for reasonable travel and other business expenses incurred in connection with their duties to the Company, in accordance with the Investor Rights Agreement, dated August 20, 2025. Change in Control Upon a Change in Control, all outstanding RSUs that are held by a Non-Employee Director shall become fully vested, irrespective of any other provisions of the Non-Employee Director’s award agreement(s). Miscellaneous All applicable terms of the Plan apply to this Program. RSUs granted pursuant to this Program shall be granted under the Plan and subject to the terms set forth in an approved form of award agreement. The cash and equity compensation described in this Program shall be paid automatically and without further action of the Board, unless a Non-Employee Director declines the receipt by written notice to the Company. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program supersede any prior compensation arrangements for service as a Non-Employee Director. * * * *